Exhibit 10.1

PORTFOLIO PURCHASE AGREEMENT

THIS PORTFOLIO PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of June 30, 2014 (the “Effective Date”), between Payprotec Oregon, LLC d/b/a Securus Payments, an Oregon limited liability company (“Seller”), and BlueAcre Ventures LLC, a Delaware limited liability company (“Purchaser”).

WITNESSETH:

WHEREAS, Seller is in the business of providing credit card terminals, processing and related services;

WHEREAS, Seller has merchant portfolios (collectively, the “Portfolios”) with First Data Corporation (the “Processor”), pursuant to processing agreements by and between Seller and Processor (collectively, the “Processing Agreements”);

WHEREAS, Seller has a monthly residual income stream related to the Portfolios that is payable from Processor to Seller as set forth in Exhibit A (the “Portfolio Residual”); also attached hereto as Exhibit B is a list of all merchants that account for the Portfolio Residual (the “Portfolio Merchants”);

WHEREAS, Seller desires to sell a portion of the Portfolio Residual to Purchaser and Purchaser desires to purchase a portion of the Portfolio Residual, all upon the terms and conditions of this Agreement (the “Portfolio Purchase”);

NOW, THEREFORE, in consideration of the foregoing recitals and the following covenants, the parties agree as follows:

1.             Assignment, Purchase and Sale of Portfolio Residual.

                1.1           Purchase of Portfolio Residual.     Seller hereby agrees to sell, convey, transfer and assign to Purchaser, and Purchaser hereby agrees to purchase from Seller, upon the terms and conditions of this Agreement, and effective as of the Closing Date, as hereinafter defined in Section 2.1, all of the Seller’s right, title and interest in the first one hundred thousand dollars ($100,000.00) of each month’s Portfolio Residual (the “Purchased Assets”) including, but not limited to all rights or claims of every type and nature and wherever situated, real, personal, tangible, intangible or contingent (including all refunds, deposits, rights, claims or payments, whether now existing or ascertainable, or existing or ascertainable after the Closing Date) to the Purchased Assets and owned by Seller or in which Seller has any interest of any type or nature.  The Seller shall also redirect the remaining Portfolio Residual to Purchaser to allow for all the Portfolio Residual to be paid directly to Purchaser.  Purchaser shall be entitled to receive the payments due from Processor for the entire Portfolio Residual for the thirty-six (36) month period commencing on the Closing Date (the “Payment Period”).  Purchaser shall retain the Purchased Assets from each month’s Portfolio Residual and remit the remaining Portfolio Residual for such month promptly to Seller, but in no event later than three (3) business days after receipt.  Upon the earlier of (i) the conclusion of the Payment Period or (ii) a breach by Seller of this Agreement, Seller shall permanently assign to Purchaser certain merchants that Purchaser shall select, in its sole discretion, from the Portfolio Merchants whose prior twelve (12) month average monthly residual income streams in aggregate equal not less than $100,000.00, but not more than $100,500.  Upon the conclusion of the Payment Period, Seller shall use its best efforts to facilitate the assignment in the preceding sentence in favor of Purchaser and agrees to take such reasonable actions and execute such documents and agreements as reasonably necessary to permit Purchaser to own and operate said merchants as contemplated hereby, and in the manner in which it has been operated in the past, including, without limitation, any assignment, bill of sale or related agreements.  Purchaser shall have no duty to fulfill any of the obligations of Seller under the Processing Agreements unless otherwise specifically agreed to in writing by Purchaser.

1.2           Purchase Price.

(a)           The “Purchase Price” shall equal $2,800,000.00 based on an initial reference residual amount of $250,000.00 per month in accordance with residual reports provided by Seller.

(b)           Subject to the satisfaction all of the conditions to Closing set forth in Section 9, $1,028,049.41 of the Purchase Price (adjusted by the amount of the payment made for the benefit of E-Cig in Section 1.2(c) below) shall be paid directly to E-Cig Ventures LLC, a Delaware limited liability company (“E-Cig”), to the account set forth in Schedule 1.2 attached hereto, for the benefit of Seller in connection with Seller exercising, concurrently with the execution of this Agreement, its Right to Repurchase as defined in that certain Option Agreement between E-Cig and Seller dated January 27, 2014 (the “Option Agreement”).

(c)            Subject to the satisfaction all of the conditions to Closing set forth in Section 9, $1,371,950.59 shall be paid directly to Shadow Tree Income Fund A LP, a Delaware limited liability company (“Shadow”), to the account set forth in Schedule 1.2 attached hereto, for the benefit of E-Cig in connection with E-Cig prepaying and satisfying all outstanding amounts owed to Shadow, concurrently with the execution of this Agreement, pursuant to that certain Loan and Security Agreement between E-Cig and Shadow dated April 21, 2014 (the “E-Cig Loan Agreement”).

1.3           Consulting Arrangement.  Concurrent with the execution of this Agreement, Seller shall enter into a non-exclusive reseller agreement with BlueSquare Resolutions, LLC, a Delaware limited liability company (“BlueSquare”) for a term of three (3) years (the “Independent Contractor Agreement”).

1.4           Additional Payments.

(a)            If (i) the entire Portfolio Residual, in a form satisfactory to Purchaser, is successfully redirected to Purchaser’s bank account, (ii) Seller has executed the Independent Contractor Agreement, (iii) Seller is not then and at any time before has not been in breach of this Agreement, the Independent Contractor Agreement or that certain Secured Residual Loan Agreement between Purchaser and Seller on even date herewith (the “Loan Agreement”) and (iv) Seller has not otherwise defaulted in any obligation to Purchaser or to Processors, then Seller shall be eligible to receive additional payments pursuant to the following table:

Term	Additional Payment
Benchmark I has been achieved	$66,666.66
Benchmark II has been achieved	$66,666.67
Benchmark III has been achieved	$66,666.67

As used in this Agreement:

“Benchmark I” means the Portfolio Residual received by Purchaser each month for the twelve (12) month period following the Closing Date is equal to or greater than $100,000.00 and Seller submits to BlueSquare, and BlueSquare accepts, a minimum monthly average of: (i) twenty-five (25) new merchant processing applications for the first three (3) months of such period and (ii) seventy-five (75) new merchant processing applications for the remaining nine (9) months of such period pursuant to the Independent Contractor Agreement.

“Benchmark II” means the Portfolio Residual received by Purchaser each month for the twelve (12) month period following the first anniversary of the Closing Date is equal to or greater than $100,000.00 and Seller submits to BlueSquare, and BlueSquare accepts, a minimum monthly average of seventy-five (75) new merchant processing applications for such period pursuant to the Independent Contractor Agreement.

“Benchmark III” means the Portfolio Residual received by Purchaser each month for the twelve (12) month period following the second anniversary of the Closing Date is equal to or greater than $100,000.00 and Seller submits to BlueSquare, and BlueSquare accepts, a minimum monthly average of seventy-five (75) new merchant processing applications for such period pursuant to the Independent Contractor Agreement.

(b)           If Seller (i) is not then and at any time before has not been in breach of this Agreement, the Independent Contractor Agreement or the Loan Agreement, (ii) has not otherwise defaulted in any obligation to Purchaser or to Processors, (iii) has delivered, and BlueSquare has accepted, a minimum monthly average of seventy-five (75) new merchant processing applications pursuant to the Independent Contractor Agreement for each of the three successive twelve (12) month periods following the Closing Date and (iv) no later than fifteen (15) days following the conclusion of the Payment Period, has successfully permanently assigned to Purchaser those certain merchants agreed upon by Purchaser and Seller in accordance with Section 1.1, then Purchaser shall promptly pay Seller an additional sum equal to $200,000.00.

2.            Closing.

2.1           Date of Closing.  Subject to the terms and conditions of this Agreement, the closing of the Portfolio Purchase contemplated by this Agreement (the “Closing”) shall take place remotely with the exchange of electronic signatures on or prior to 1:30 PM pacific standard time on the day that all of the conditions to Closing set forth in Section 9 below are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as Seller and Purchaser may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date”.

3.            Liabilities.

3.1           Assumption of Liabilities by Purchaser.  Purchaser shall not assume or perform, pay or discharge any obligations or liabilities relating to the Portfolio Residual.  Further, Purchaser shall not indemnify Seller for or hold Seller harmless from and against any liabilities relating to the Portfolio Residual.  All liabilities shall remain with Seller and Seller shall indemnify and hold Purchaser harmless from or against any claims in respect of liabilities arising or relating to events prior to the conclusion of the Payment Period, including all Retained Liabilities (as defined below).

3.2           Retained Liabilities.  Seller agrees that Purchaser shall not be obligated to assume or perform, and Purchaser is not assuming, and that Seller shall be responsible for performing and satisfying, or otherwise discharging, at its sole expense, and without liability, cost, loss or expense to Purchaser, all liabilities and obligations of Seller that arise before the conclusion of the Payment Period, including liabilities and obligations arising out of the Processing Agreements (the “Retained Liabilities”), whether such Retained Liabilities are known or unknown, fixed or contingent, or certain or uncertain; provided, further, to the extent any amounts remain due and payable to Seller after the payment of the initial Purchase Price, Purchaser may offset any amounts for which it becomes liable in respect to the Retained Liabilities against such amounts that would otherwise be due and payable to Seller.  The Retained Liabilities shall include, without limitation, any and all of the following obligations and liabilities of Seller:

(a)           Employee Compensation and Benefits.  Any liabilities to employees of Seller arising out of employee’s compensation claims or other claims not specifically assumed by Purchaser pursuant to Section 3.1, as well as liabilities to employees of Seller due under any management profit sharing or bonus plan.

(b)           Taxes.  All federal, state, local, foreign or other taxes that (i) have arisen or may arise thereafter out of any business or other operations conducted by Seller either prior to or after the Closing Date, including the operations of the Portfolio Residual, (ii) have become payable by Seller as a result of the transactions contemplated by this Agreement or (iii) for which Seller is or, at any time hereafter, may become liable.

(c)           Liens and Encumbrances.  Any liens, claims or encumbrances on any of the assets of the Portfolio Residual including, but not limited to, those that are or may be asserted by Processor.

(d)           Administrative Actions, Claims and Legal Proceedings.  Any claims (including counter-claims or cross-claims), demands, actions, suits, administrative actions or legal proceedings that have been asserted or, to the knowledge of Seller, threatened against Seller, the Portfolio Residual or Purchaser, whether prior to or after the Closing Date that arises in any way from or in connection with (i) the conduct or operation of the Portfolio Residual, or (ii) any other business or non-business activities of Seller conducted prior hereto or hereafter, including the legal actions or other proceedings set forth in Schedule 4.8 hereto.

(e)            Indemnity Obligations.  Any liabilities of Seller arising under Seller’s indemnity obligations pursuant to this Agreement.

(f)            Operational Liabilities.  Any liabilities or obligations with respect to chargebacks, ACH rejects, brand registration fees, card Association (as defined below) fines and other related losses relating to transactions and any amounts due under the Processing Agreement arising at any time before the conclusion of the Payment Period.

4.             Representations and Warranties of Seller.  Seller hereby represents and warrants to Purchaser, as of the date hereof and as of the Closing Date, the following:

4.1           Authorization.  Seller has all the necessary capacity and authority to enter into and perform its obligations under this Agreement.  This Agreement and the performance by Seller of its obligations hereunder have been duly authorized by all necessary action of Seller.  This Agreement has been duly executed, and upon execution and delivery by Seller will constitute a valid and binding agreement enforceable against Seller in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights, and (ii) general principles of equity relating to the availability of equitable remedies (regardless of whether any such agreement is sought to be enforced in a proceeding at law or in equity).

4.2           Financial Statements. Seller has delivered to Purchaser  Seller’s residual reports for the Portfolio Residual and all other relevant financial information relating to the Portfolio Residual (the “Financial Information”).  The Financial Information presents fairly, in all material respects, the finances relating to the Portfolio Residual.  No material events or circumstances have occurred or, to the knowledge of Seller have been threatened, which, whether immediately or with the passage of time would result in any material adverse change to the Portfolio Residual from that disclosed in the Financial Information.

4.3           Brokers’ Fees.  Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Purchaser could become liable or obligated or for which Seller, after the Closing Date, will have any continuing obligation.

4.4           Full Disclosure.  No written representation, warranty or other statement of Seller in any agreement, certificate or written statement given to Purchaser, as of the date such representation, warranty, or other statement was made, taken together with all such written agreements, certificates and written statements given to Purchaser, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading.

4.5           Compliance with Laws.  Seller has complied in all material respects with all applicable U.S. federal, state, municipal and other political subdivision or governmental agency statutes, ordinances and regulations, with all applicable foreign statutes, ordinances and regulations as they apply to the operation of its business and the Portfolio Residual in the United States.

4.6           Title to and Adequacy.  At the Closing, Seller will convey and transfer to Purchaser good, complete and marketable title to all of the Portfolio Residual, free and clear of any and all restrictions and conditions on transfer or assignment, and free and clear of all mortgages, liens, security interests, encumbrances, pledges, leases, equities, claims, charges, conditions, conditional sale contracts and any other adverse interests.  No actions, proceedings or transactions have been commenced or undertaken by Seller which give or would give rights to any person, other than Purchaser, in any of the Portfolio Residual or interfere with the consummation of the transactions contemplated by this Agreement.

4.7           No Conflict.  The execution and delivery of this Agreement by Seller and the performance of its obligations hereunder:

(a)           are not in violation or breach of, and will not conflict with or constitute a default under, any of the terms of any note, debt instrument, security instrument or other contract, agreement or commitment binding upon Seller or its assets or properties;

(b)           will not result in the creation or imposition of any lien, encumbrance, equity or restriction in favor of any third party upon any of the assets or properties of Seller except as contemplated by this Agreement; and

                                                (c)           will not conflict with or violate any applicable law, rule, regulation, judgment, order or decree of any government, governmental instrumentality or court having jurisdiction over Seller or its assets or properties.

4.8           Litigation and Proceedings.  Except as set forth in Schedule 4.8 hereto, there is no action, suit, proceeding or investigation, or any counter or cross-claim in an action brought by or on behalf of Seller, whether at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, that is pending or, to the best knowledge of Seller, threatened, against Seller, which (i) could reasonably be expected to have a material adverse effect on Seller’s ability to perform its obligations under this Agreement, the Independent Contractor Agreement or any other agreement entered into in connection with this Agreement or complete any of the transactions contemplated hereby or thereby, or (ii) involves the reasonable possibility of any judgment or liability, or which may become a claim, against Purchaser or the Portfolio Residual, whether prior or subsequent to the Closing Date.  Except as set forth in Schedule 4.8, Seller is not subject to any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over Seller or the Portfolio Residual.

4.9           Seller.  Except for E-Cig’s ownership of the first two hundred thousand dollars ($200,000) of each month’s Portfolio Residual, Seller owns one hundred percent (100%) of the Portfolio Residual and there exist no options or other agreements or arrangements to obtain any ownership interest in the Portfolio Residual by any other person or entity other than Purchaser.

4.10         Cash Flow of Portfolio Residual. Attached hereto as Schedule 4.10 is Seller’s most recent of residual reports for the Portfolio Residual (the “Settlement Reports”).  Since the date of the Settlement Reports, there has not been a material change in the aggregate cash flow generated by Portfolio Merchants nor does Seller have any reason to believe there will be in the future.

4.11         Portfolio Information.  All information disclosed to Purchaser in this Agreement or previously provided to Purchaser relating to the Portfolio Residual, the sales agents being paid a portion of the Portfolio Residual, the agreements with Seller’s sales agents, including, without limitation, the residual reports provided by Seller to Purchaser relating to the Portfolio Residual and also the residuals payable to Seller’s sales agents (collectively the “Portfolio Information”) is true, accurate and complete and presents fairly, in all material aspects, the transactions and cash flows of the Portfolio Residual and the amounts payable to the sales agents.  Seller does not maintain or control a reserve account or other funds related to the Portfolio Residual.  Seller has not received any notice of default or termination in relation to any Portfolio Merchants in the Portfolio Residual nor knows of any bankruptcy for any such Portfolio Merchant.  No material events or circumstances have occurred or, to the knowledge of Seller, have been threatened which, whether immediately or with the passage of time, could be reasonably expected to result in any material adverse change in the Portfolio Residual from the results reflected in the Portfolio Information.  Seller has provided Purchaser with an accurate and complete copy of the Processing Agreements (including any amendments thereto).  Seller is currently in compliance in all material respects with the provisions of the Processing Agreements.  Neither Seller, nor to Seller’s knowledge, the Processor, is in breach or default under the terms of the Processing Agreements and to the Seller’s knowledge, no event has occurred which, with due notice or the passage of time or both, would constitute a breach or default.

4.12         Compliance with VISA/MasterCard Rules.  Seller has operated and conducted its business, in all material respects, in accordance with any and all applicable VISA/MasterCard rules and regulations, including, but not limited to the privacy and security requirements under the Payment Card Industry Data Security Standard (the “Association Requirements”) with regards to Seller’s use, access, and storage of certain credit card non-public personal information (“Cardholder Information”).  Visa, MasterCard, Discover, American Express, any ATM or Debit Networks, and the other financial service card organizations shall be collectively known herein as “Associations.” Seller has complied with its obligations under any applicable state or federal law or regulations as may be in effect or as have been enacted, adopted or determined regarding the confidentiality, use, and disclosure of Cardholder Information.  Seller has ensured that that any agent, including a subcontractor, to whom it provides Cardholder Information received from, or created or received by, Seller has agreed to the same restrictions and conditions that apply to Seller with respect to such information.  Seller has complied with all applicable laws, Association Requirements and industry standards in connection with the operation of its business as it relates to the Portfolio Residual.

4.13         Contracts, Agreements and Commitments.  Seller has supplied Purchaser with a true and correct copy of each merchant agreement and application relating to the Portfolio Residual and all agreements relating to any sales agents or other entities or persons paid a portion of the Portfolio Residuals (collectively, the “Contracts”).  All agreements relating to any sales agents or other entities or persons paid a portion of the Portfolio Residuals are attached hereto as Schedule 4.13.   Each of the Contracts is a valid and binding obligation of the parties thereto.  Seller has performed in all material respects the obligations required to be performed by it under each Contract, no material defaults or claims of defaults have been made or threatened under any Contract, and there are no facts or conditions which have occurred or are anticipated to occur which, through the passage of time or the giving of notice, or both, would constitute a default under or would cause the acceleration of any obligation of any party to any Contract.  Seller has not waived any material right that it has under any Contract.

4.14         Undisclosed Liabilities.   Seller has no Liabilities with respect to the Portfolio Residual, except (i) those which are adequately reflected or reserved against in the financial statements provided as of the Closing Date, and (ii) those which have been incurred in the ordinary course of business consistent with past practice prior to the Closing Date and which are not, individually or in the aggregate, material in amount.

5.           Representations and Warranties of Purchaser.  Purchaser hereby represents and warrants to Seller, as of the date hereof and as of the Closing Date, the following:

5.1           Due Organization of Purchaser. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware

5.2           Authorization of Purchaser.  This Agreement has been duly authorized, adopted and approved by the Purchaser.  Purchaser has full power and authority to enter into and to perform its obligations under this Agreement.  The execution and delivery of this Agreement by Purchaser and the performance of the transactions contemplated hereby have been duly and validly authorized by and on behalf of Purchaser, and this Agreement is binding upon and enforceable against Purchaser in accordance with its terms.

5.3           Brokers’ Fees.  Purchaser has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.

5.4           Purchaser’s Representations and Warranties. The representations and warranties of Purchaser contained herein do not contain any statement of a material fact that was untrue when made or omits any material fact necessary to make the information contained therein not misleading.

6.           Covenants and Other Agreements.  From the date hereof, except as otherwise provided in this Agreement or the Independent Contractor Agreement, or consented to in writing by Purchaser (which consent shall not be unreasonably withheld or delayed), Seller shall (i) manage the Portfolio Residual in the ordinary course of business consistent with past practice; and (ii) use its best efforts to maintain and preserve intact its current Portfolio Residual, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having relationships with the Seller. Without limiting the foregoing, from the date hereof:

6.1           Fulfillment of Conditions and Covenants.  No party shall take any course of action inconsistent with satisfaction of the requirements or conditions applicable to it set forth in this Agreement.

6.2           Further Assurances.  Each of parties hereto shall, and shall cause their respective affiliates to, perform all reasonable acts, execute all documents and do all things reasonably requested by the other party or that are reasonably necessary to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other documents contemplated hereby.

6.3           Press Releases.  No party will issue or authorize to be issued any press release, statement to the public or to its employees generally or similar announcement concerning this Agreement or any of the transactions contemplated hereby without the prior approval of the other party, which approval shall be given in order to allow compliance with the disclosure requirements of applicable securities laws.

6.4           Expenses.  Except as provided in Section 11.8, each party shall bear its own expenses related to the transactions contemplated by this Agreement (including legal, accounting or other professional expenses), whether or not such transactions are consummated.

6.5           Confidential Information.  The parties agree that as a result of entering into this Agreement, they will have access to certain “Confidential Information”, which for purposes of this Agreement shall include: (i) the terms and conditions of this Agreement; (ii) trade secrets, business plans, strategies, pricing, customer lists, know-how, business methods and/or practices; and (iii) other information relating to the disclosing party or its affiliates that is not generally known to the public.  Notwithstanding the foregoing, the term Confidential Information specifically excludes (i) information that is now in the public domain or subsequently enters the public domain by publication or otherwise through no action or fault of the receiving party; (ii) information that is known to the receiving party without restriction prior to receipt from the disclosing party, from its own independent sources as evidenced by such receiving party's written records, and which was not acquired, directly or indirectly, from the other party; (iii) information that a receiving party receives from any third party having a legal right to transmit such information, and not under any obligation to keep such information confidential; and (iv) information independently developed by a receiving party or their employees or agents.  As a condition to the receipt of the Confidential Information from the disclosing party, the receiving party shall:  (i) not disclose in any manner, directly or indirectly, to any third party any portion of the disclosing party's Confidential Information; (ii) not use the disclosing party's Confidential Information in any fashion except to perform its duties hereunder or with the disclosing party's express prior written consent; (iii) disclose the disclosing party's Confidential Information, in whole or in part, only to employees and agents who need to have access thereto for the receiving party's internal business purposes; (iv) take all necessary steps to ensure that its employees and agents are informed of and comply with the confidentiality restrictions contained in this Agreement; and (v) take all necessary precautions to protect the confidentiality of the Confidential Information received hereunder and exercise at least the same degree of care in safeguarding the Confidential Information as it would with its own confidential information, and in no event shall apply less than a reasonable standard of care to prevent disclosure.  The receiving party shall promptly notify the disclosing party of any unauthorized disclosure or use of the Confidential Information.  The receiving party shall cooperate and assist the disclosing party in preventing or remedying any such unauthorized use or disclosure.  Notwithstanding the foregoing, it shall not be a breach of this Agreement for a receiving party to disclose Confidential Information if required to do so under law, in a judicial or other governmental investigation or proceeding or pursuant to the rules of the Securities and Exchange Commission or any stock exchange or listing system; provided, that the other party has been given prior notice and the party disclosing such information has sought all reasonable safeguards against widespread dissemination prior to such disclosure.

6.6           Purchaser acknowledges and understands that with respect to Seller and its affiliates and owners, even the potential existence of the this transaction may constitute material, non-public information (as further defined herein below) and that any dissemination, use or disclosure in any way of the information herein to any outside person, firm or business, including, but not limited to, any stockholder of Seller and its affiliates and owners or a third party, by the Purchaser related to this Agreement may result in violations of federal securities laws, including but not limited to Sections 10(b) and 16(b) of the Securities Exchange Act of 1934, as amended, Regulation FD, and Securities and Exchange Commission Rules 10(b)5-1 and 10(b)5-2.  Purchaser hereby unconditionally agrees that it shall not intentionally and willfully purchase or sell securities related to Seller, including without limitation Excel Corporation trading as EXCC or the securities of any transaction related entity, directly or indirectly, while in the possession of material, non-public information concerning the issuer of those securities. Purchaser also agrees not to disclose or communicate such material non-public information regarding Seller or Excel Corporation to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell the securities of Excel Corporation. Purchaser further agrees to advise its representatives who are informed of the matters which are the subject of this Agreement of the foregoing obligation. Purchaser further acknowledges and agrees that it and its representatives remain directly and individually responsible for compliance with any and all U.S. federal and state securities laws.  As used herein, “material, non-public information” is any “non-public” information, which a reasonable investor might consider important in deciding whether to buy, sell or hold securities or that could affect the market price of the securities. Information is considered to be “non-public” unless it has been publicly disclosed, and adequate time must have passed for the securities markets to digest the information.

6.7           Conduct of Business.  Seller shall: (i) reserve and maintain all permits required for the conduct of the Seller’s business as currently conducted or the ownership and use of the Portfolio Residual; (ii) pay the debts, taxes and other obligations of the Seller’s business when due; (iii) continue to collect amounts due under the Portfolio Residual in a manner consistent with past practice, without discounting such amounts; (iv) defend and protect the assets included in the Portfolio Residual from infringement or usurpation; (v) maintain its books and records in accordance with past practice and make such available to Purchaser at Purchaser’s request; (vi) notify Purchaser within seventy-two (72) hours of becoming aware of any changes related to the Portfolio Residual; and (vii) comply in all material respects with all laws applicable to the conduct of its business or the ownership of the Portfolio Residual.

7.             Indemnification.

7.1           Seller.  Seller hereby agrees to indemnify and hold Purchaser harmless from and against, and to promptly defend Purchaser from and reimburse Purchaser for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including without limitation, reasonable attorneys’ fees and other legal costs and expenses) which Purchaser may at any time suffer or incur, or become subject to, as a result or by reason of (i) any breach of this Agreement by Seller; (ii) the untruth or inaccuracy of any representation or warranty of Seller set forth herein; (iii) any issue arising out of, concerning, or affecting, whether directly or indirectly, the Portfolio Residual; (iv) any claim or lawsuit, pending or threatened, by Processors against Purchaser; or (v) any breach of the Processing Agreements by Seller (collectively, the “Claims”).

7.2           Claims.  If a Claim is made against Purchaser, Purchaser shall promptly give notice of such Claim to Seller.  If Seller promptly notifies Purchaser that the claim is to be contested and provides Purchaser written assurance of the full indemnification of Purchaser, Seller shall have the right to control all settlements (unless Purchaser agrees to assume the costs of settlement) and to select legal counsel (reasonably satisfactory to Purchaser) to defend any and all such claims at the sole cost and expense of Seller.  Purchaser may select counsel to participate in any defense, in which event the fees and expenses of Purchaser’s counsel shall be entirely borne by Purchaser.  The parties shall cooperate with each other and provide each other with access to relevant books and records in their possession as may be reasonably necessary or appropriate with respect to any claim made pursuant to this Section 7. Purchaser agrees that no Claim will be made against Seller for amounts less than $25,000.

8.             Non-Competition.  All merchants listed on the attached Exhibit C shall collectively be referred to as the “Protected Merchants”.  For a period of five (5) years commencing on the Closing Date, the parties shall not, directly or indirectly, knowingly cause or permit any of its employees, agents, principals, affiliates, subsidiaries or any other person or entity with whom it has the right by contract to control or otherwise direct, to interfere with, disrupt, or attempt to interfere with or disrupt, any business relationship of the other party with respect to the Protected Merchants.

9.             Conditions Precedent to Purchaser’s Obligation to Close.  The obligations of Purchaser to enter into and complete the Closing under this Agreement are subject, at its option, to the fulfillment at or prior to the Closing Date, and in any event on or before the date three (3) days from the Effective Date, of each of the following conditions, any one or more of which may be waived by Purchaser:

9.1           Representations and Warranties.  The representations and warranties of Seller contained in this Agreement, or in any writing delivered pursuant hereto, shall be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date, except to the extent that any of such representations and warranties shall be incorrect as of the Closing Date because of events or changes occurring or arising after the date hereof in the ordinary course of business, none of which shall be, individually or in the aggregate, materially adverse.

9.2           Consent of Processor; Other Consents and Approvals.  The Processor shall consent to the transactions contemplated hereby, and shall enter into Purchaser’s standard form of estoppel certificate, acknowledging and agreeing to, among other things, the form of agreement between Processor and Seller, as well as the good standing and absence of events of default by Seller under such agreement, and the purchase and sale of the Portfolio Residual as contemplated hereby. All consents and approvals required for the consummation of the transactions contemplated by this Agreement and to permit Purchaser to acquire all of the assets pursuant hereto, without thereby violating any laws, government regulations or contracts, shall have been obtained.

9.3           Miscellaneous.  Seller shall have also complied with the following conditions:

(a)            Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other documents to be performed or complied with by it prior to or on the Closing Date.

(b)            No action shall have been commenced against Purchaser or Seller, which would prevent the Closing.  No injunction or restraining order shall have been issued by any governmental authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(c)            Prior to the Closing Date, there shall not have occurred any material adverse change, effect, fact, development or event, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in such a material adverse change, effect, fact, development or event.

(d)            All encumbrances relating to the Portfolio Residual shall have been released in full, and Seller shall have delivered to Purchaser written evidence, in form satisfactory to Purchaser in its sole discretion, of the release of such encumbrances.

(e)            Purchaser shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in this Section 9 have been satisfied.

(f)            Purchaser shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by Seller authorizing the execution, delivery and performance of this Agreement and the other documents contemplated herein and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(g)           Purchaser shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement, and the other documents to be delivered hereunder and thereunder.

(h)            Seller shall have delivered to Purchaser the executed Independent Contractor Agreement, executed Loan Agreement and such other documents or instruments Purchaser reasonably requests and are reasonably necessary to consummate the transactions contemplated herein including but not limited to bills of sale, assignments, consents, certificates of title, Seller’s tax returns for the last three (3) years, background checks, credit checks, and Financial Information.

(i)             Seller shall have delivered to Purchaser executed agreements and instruments between Seller and E-Cig, in forms acceptable to Purchaser, memorializing the exercise of the Right to Repurchase as defined in the Option Agreement, including but not limited to a bill of sale, release, assignment and assumption agreement and any other documents necessary to consummate said Right to Repurchase.

(j)            Purchaser shall have received executed agreements and instruments between Shadow and E-Cig, in forms acceptable to Purchaser, memorializing E-Cig’s prepayment of the loan and Shadow no longer having a security interest in the Portfolio Residual pursuant to the E-Cig Loan Agreement, including but not limited to a release, payment letter and any other documents necessary to consummate the matters stated herein.

(k)           Purchaser shall have received (i) a fully executed operating agreement for Seller, naming Thomas A. Hyde and Robert Winspear as Managing Members and reflecting the 100% ownership of all equity securities of Seller by Excel Corporation, (ii) a certificate of designation of preferred stock by and between Seller and each of Steven Lemma and Mychol Robirds, (iii) a fully executed Exchange Agreement between Seller and each of Steven Lemma, Mychol Robirds and E-Cig (and all amendments), and (iv) a fully executed Option Agreement and Residual Purchase Agreement between E-Cig and Seller including all completed and signed exhibits and ancillary documents.

10.           Conditions Precedent to Seller’s Obligations to Close.  The obligations of Seller to complete the Closing under this Agreement are subject, at their option, to the fulfillment at or prior to the Closing Date of each of the following conditions, any one or more of which may be waived by Seller:

10.1         Representations and Warranties.  The representations and warranties of Purchaser contained in this Agreement, or in any writing delivered pursuant hereto, shall be true and correct in all material respects on and as of the Closing Date.

10.2         Consents and Approvals.  All consents and approvals required for the consummation of the transactions contemplated by this Agreement and to permit Purchaser to acquire all of the assets pursuant hereto, without thereby violating any laws, government regulations or agreements, shall have been obtained.

11.           Miscellaneous Provisions.

11.1         Survival.  All representations, warranties, covenants, conditions, commitments, undertakings and agreements of any of the parties hereto made in this Agreement or in any certificate or document delivered pursuant hereto shall survive the execution and delivery hereof and the Closing hereunder and any investigation made by any party.

11.2         Notices.  Any notice or other document to be given hereunder by any of the parties hereto to the other parties hereto shall be in writing and delivered personally or sent for overnight delivery with a nationally known overnight carrier (such as Federal Express) or by certified or registered mail, postage prepaid, as follows:

Seller:

Payprotec Oregon, LLC d/b/a Securus Payments
7724 SE Aspen Summit Drive – Suite 300
Portland, Oregon 97266

Purchaser:

BlueAcre Ventures LLC
15950 North 76th Street, Suite 100
Scottsdale, Arizona 85260

or to such other address as hereafter shall be furnished in writing by any of the parties hereto to the other parties hereto.  Any notice so given shall be deemed received when personally delivered or confirmed delivered.

11.3         Entire Agreement.  This Agreement and any ancillary documents, including any schedules and exhibits, contains the entire agreement among the parties with respect to the transactions contemplated hereunder and supersedes all prior negotiations, agreements and undertakings, if any, including any previous e-mails and letters of intent relating to the transactions contemplated  (which shall be of no force or effect whatsoever).

11.4         Amendment; Waiver.  This Agreement may be amended only by written agreement of all of the parties hereto.  The failure of any of the parties to this Agreement to require the performance of term or obligation under this Agreement or the waiver by any of the parties to this Agreement of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach hereunder.

11.5         Injunctive Relief.Seller acknowledges and agrees that (i) a breach or threatened breach by Seller of any of its obligations under this Agreement would give rise to irreparable harm to Purchaser for which monetary damages would not be an adequate remedy and (ii) in the event of a breach or a threatened breach by Seller of any such obligations, Purchaser will, in addition to any and all other rights and remedies that may be available to Purchaser at law, at equity or otherwise in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction, without any requirement to post a bond or other security, and without any requirement to prove actual damages or that monetary damages will not afford an adequate remedy. Seller agrees that it shall not oppose or otherwise challenge the appropriateness of equitable relief or the entry by a court of competent jurisdiction of an order granting equitable relief, in either case, consistent with the terms of this Section 11.5.

11.6         Enforceability.  If any term or provision of this Agreement or of any other ancillary document, or the application thereof to any circumstance, shall be invalid, illegal or unenforceable to any extent, such term or provision shall not invalidate or render unenforceable any other term or provision of this Agreement or any other ancillary document, or the application of such term or provision to any other circumstance. To the extent permitted by law, the parties hereto hereby waive any provision of law that renders any term or provision hereof invalid or unenforceable in any respect.

11.7         Counterparts/Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument. The signatures to this Agreement may be evidenced electronically or by facsimile copies reflecting the party’s signature hereto, and any such electronic or facsimile copy shall be sufficient to evidence the signature of such party as if it were an original signature.

11.8         Attorneys’ Fees.  In any action, litigation or proceeding between the parties arising out of or in relation to this Agreement, the prevailing party in such action shall be awarded, in addition to any damages, injunctions or other relief, and without regard to whether or not such action will be prosecuted to final judgment, such party’s costs and expenses, including reasonable attorneys’ fees.

11.9         Governing Law & Arbitration.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of Arizona, including all matters of construction, validity, performance and enforcement, without giving effect to principles of conflict of laws.  Any dispute, action, litigation or other proceeding concerning this Agreement shall be instituted, maintained, heard and decided in in Scottsdale, Arizona. The parties further agree that any dispute hereunder shall be brought before a single arbitrator under the rules of the American Arbitration Association (“AAA”).  The parties shall agree upon an arbitrator, but if no agreement can be made, the AAA will select the arbitrator. The parties irrevocably and unconditionally consent to the personal and subject matter jurisdiction of the AAA in connection with any dispute arising hereunder or directly or indirectly related hereto.

11.10      Assignment.  Neither this Agreement nor any interest herein shall be assignable (voluntarily, involuntarily, by judicial process or otherwise) by any party to any person or entity without the prior written consent of the other party.  Any attempt to assign this Agreement without such consent shall be void and, at the option of the party whose consent is required, shall be an incurable breach of this Agreement resulting in the termination of this Agreement.

11.11      Successors.  Subject to Section 11.10, this Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legatees, legal representatives, personal representatives, successors and permitted assigns.

11.12      Miscellaneous.  The recitals and all exhibits, schedules and other attachments to this Agreement are fully incorporated into this Agreement by reference.  Unless expressly set forth otherwise, all references herein to a “day”, “month” or “year” shall be deemed to be a reference to a calendar day, month or year, as the case may be.  All cross-references herein shall refer to provisions within this Agreement and shall not be deemed to be references to the overall transaction or to any other agreement or document.  Time is of the essence in the performance of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

“SELLER”	“PURCHASER”

PAYPROTEC OREGON, LLC D/B/A SECURUS PAYMENTS	BLUEACRE VENTURES LLC

	By:	TBWOIWKM LLC
Its Managing Member

By:	By:
Name/Title:	Name/Title:	Nick Glimcher, Managing Member

Schedule 4.8

Litigation and Proceedings

There is a current inquiry by the North Dakota Attorney General regarding Seller’s activities in North Dakota.  The inquiry is in its beginning stages – document review – and Seller is confident the inquiry and any actions arising from the inquiry will not have, individually or in the aggregate, a material adverse effect on Seller or the Portfolio Residual.